EXHIBIT 4.A


                           LOAN AND SECURITY AGREEMENT

                                  by and among

                         CONGRESS FINANCIAL CORPORATION
                             as Administrative Agent
                                       for
                            FIRST UNION NATIONAL BANK
                                       and
                         CONGRESS FINANCIAL CORPORATION
                                   as Lenders

                                       and

                       CROWN CENTRAL PETROLEUM CORPORATION
                AND THE SUBSIDIARIES IDENTIFIED IN THIS AGREEMENT
                                  as Borrowers




                                December 10, 1998


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                                TABLE OF CONTENTS
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                                                                                Page

SECTION 1.  DEFINITIONS                                                          -1-

SECTION 2.  CREDIT FACILITIES                                                   -15-
     2.1    Revolving Loans                                                     -15-
     2.2    Letter of Credit Accommodations                                     -16-
     2.3    Availability Reserves                                               -18-
     2.4    Maximum Credit Reduction                                            -18-
     2.5    Joint and Several Liability                                         -18-

SECTION 3.  INTEREST AND FEES                                                   -19-
     3.1    Interest                                                            -19-
     3.2    Closing Fee                                                         -23-
     3.3    Unused Line Fee                                                     -23-
     3.4    Structuring Fee                                                     -23-

SECTION 4  CONDITIONS PRECEDENT                                                 -23-
     4.1    Conditions Precedent to Initial Loans and Letter of Credit
            Accommodations                                                      -23-
     4.2    Conditions Precedent to All Loans and Letter of Credit
             Accommodations                                                     -24-

SECTION 5.  GRANT OF SECURITY INTEREST                                          -25-

SECTION 6.  COLLECTION AND ADMINISTRATION                                       -26-
     6.1    Borrower's Loan Account                                             -26-
     6.2    Statements                                                          -26-
     6.3    Payments                                                            -26-
     6.4    Authorization to Make Loans                                         -27-
     6.5    Use of Proceeds                                                     -27-
     6.6    Blocked Account                                                     -28-

SECTION 7.  COLLATERAL REPORTING AND COVENANTS                                  -28-
     7.1    Collateral Reporting                                                -28-
     7.2    Accounts Covenants                                                  -29-
     7.3    Inventory Covenants                                                 -30-
     7.4    Power of Attorney                                                   -31-
     7.5    Right to Cure                                                       -32-
     7.6    Access to Premises                                                  -32-

SECTION 8.  REPRESENTATIONS AND WARRANTIES                                      -33-
     8.1    Corporate Existence, Power and Authority; Subsidiaries              -33-
     8.2    Financial Statements; No Material Adverse Change.                   -33-
     8.3    Chief Executive Office; Collateral Locations.                       -33-
     8.4    Priority of Liens; Title to Properties                              -34-
     8.5    Tax Returns                                                         -34-
     8.6    Litigation                                                          -34-
     8.7    Compliance with Other Agreements and Applicable Laws                -34-
     8.8    Accuracy and Completeness of Information                            -35-
     8.9    Survival of Warranties; Cumulative                                  -35-
     8.10   Year 2000 Compliance                                                -35-
     8.11   Environmental Matters                                               -35-
       8.12 Corporate Structure                                                 -36-

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS                                  -36-
     9.1    Maintenance of Existence                                            -36-
     9.2    New Collateral Locations                                            -36-
     9.3    Compliance with Laws, Regulations, Etc.                             -37-
     9.4    Payment of Taxes and Claims                                         -37-
     9.5    Insurance                                                           -37-
     9.6    Financial Statements and Other Information                          -38-
     9.7    Sale of Assets, Consolidation, Merger, Dissolution, Etc.            -39-
     9.8    Encumbrances                                                        -40-
     9.9    Indebtedness                                                        -40-
     9.10   Loans, Investments, Guarantees, Etc.                                -42-
     9.11   Transactions with Affiliates                                        -42-
     9.12   Minimum Net Adjusted Working Capital                                -43-
     9.13   Minimum FIFO Tangible Net Worth                                     -43-
     9.14   Costs and Expenses                                                  -43-
     9.15   Further Assurances                                                  -43-


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     9.16   Year 2000 Compliance                                                -44-
     9.17   Conduct of Business                                                 -44-

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES                                     -44-
     10.1   Events of Default                                                   -44-
     10.2   Remedies                                                            -45-

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS
             GOVERNING LAW                                                      -47-
     11.1   Governing Law; Choice of Forum; Service of Process;
             Jury Trial Waiver                                                  -47-
     11.2   Waiver of Notices                                                   -48-
     11.3   Amendments and Waivers                                              -48-
     11.4   Waiver of Counterclaims                                             -49-
     11.5   Indemnification                                                     -49-

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS                                   -49-
     12.1   Term                                                                -49-
     12.2   Notices                                                             -51-
     12.3   Partial Invalidity                                                  -52-
     12.4   Successors                                                          -52-
     12.5   Entire Agreement                                                    -52-

SECTION 13.  AGENT                                                              -52-
     13.1    Appointment and Authorization                                      -53-
     13.2    General Immunity                                                   -53-
     13.3    Consultation with Counsel                                          -53-
     13.4    Documents                                                          -53-
     13.5    Rights as a Lender                                                 -53-
     13.6    Responsibility of Agent                                            -53-
     13.7    Collections and Disbursements                                      -54-
     13.8    Indemnification                                                    -54-
     13.9    Expenses                                                           -55-
     13.10   No Reliance                                                        -55-
     13.11   Reporting                                                          -55-
     13.12   Removal of Agent                                                   -55-
     13.13   Action on Instruction of Lenders                                   -56-
     13.14   Consent of Lenders                                                 -56-

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                          INDEX TO
                   EXHIBITS AND SCHEDULES


                   Schedule 1            Pricing Grid

                   Schedule 6.4          Authorized Agents

                   Schedule 8.1          Jurisdictions/Subsidiaries

                   Schedule 8.3          Addresses/Locations of Collateral

                   Schedule 8.4          Encumbrances

                   Schedule 8.5          Outstanding Tax Returns

                   Schedule 9.9          Indebtedness

                           LOAN AND SECURITY AGREEMENT


       This Loan and Security Agreement dated December 10, 1998 is entered into by and among Congress Financial Corporation, a Delaware corporation, as Administrative Agent (in such capacity, "Agent") for First Union National Bank, as Lender, and Congress Financial Corporation, as Lender (each is individually referred to herein as "Lender", and are collectively referred to herein as "Lender" or "Lenders"); Crown Central Petroleum Corporation, a Maryland corporation ("Crown"); Continental American Corporation, a Delaware corporation; Crown Central Holding Corporation, a Maryland corporation; Crown Central Pipe Line Company, a Texas corporation; Crown-Rancho Pipe Line Corporation, a Texas corporation; Crown Stations, Inc., a Maryland corporation; F Z Corporation, a Maryland corporation; Fast Fare, Inc., a Delaware corporation ("Fast Fare"); La Gloria Oil and Gas Company, a Delaware corporation ("La Gloria"); Locot, Inc., a Maryland corporation; McMurrey Pipe Line Company, a Texas corporation; Mollie's Properties, Inc. (f/k/a Tiara Properties, Inc.), a Maryland corporation; and Crowncen International N.V., a corporation of the Netherlands Antilles ("Crowncen") (each of said parties and Crown is individually referred to herein as a "Borrower", and are collectively referred to herein as "Borrower" or "Borrowers").


                              W I T N E S S E T H:


       WHEREAS, Borrowers have requested that Lenders enter into certain financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

       WHEREAS, Lenders are willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

       NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

               DEFINITIONS

       All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrowers, Agent and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

       "Accounts" shall mean all present and future rights of a Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

       "Adjusted Current Assets" shall mean, on any determination date thereof, the sum (without duplication) of (a) Crown's consolidated current assets at such date, plus (b) an amount equal to Crown's consolidated LIFO reserve at such date.

       "Adjusted LIBOR Rate" - For any LIBOR Interest Period, as applied to a LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:

                      Adjusted LIBOR Rate = LIBOR Rate
                                            ----------
                             (1 - Reserve Percentage)

       For purposes hereof, "LIBOR Rate" shall mean the rates of interest per annum for U. S. Dollar deposits for a LIBOR Interest Period as reported on Telerate page 3750 as of eleven o'clock (11:00) a.m. London time on the second London Business Day before the relevant LIBOR Interest Period begins (or if not so reported, then as determined by Lender from another recognized source or interbank quotation). The LIBOR Rate shall be rounded to the next higher 1/100 of 1%, or if Borrowers have hedged the LIBOR Rate Loan with an interest hedging instrument, the LIBOR Rate shall be rounded five decimal places as set forth in the 1991 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.

       "Adjusted Net Income (Loss)" shall mean, for any period, Crown's consolidated net income (loss) for such period as adjusted (to the extent otherwise included in calculating such net income (loss)) by excluding all extraordinary gains or losses (as defined by GAAP and less all fees and expenses relating thereto).

       "Adjusted Net Worth" shall mean, at any time, on a consolidated basis for Crown and its Subsidiaries, the amount equal to: the difference between: the aggregate net book value of all assets, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and the aggregate amount of the indebtedness and other liabilities (including tax and other proper accruals) plus indebtedness which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender.

       "Applicable Margin" shall mean a marginal rate of interest which is added to the Adjusted LIBOR Rate or Base Rate, as the case may be, to determine the effective rate of interest on LIBOR Rate Loans or Base Rate Loans, as the case may be. Until the financial reports and Form 10-Q for the period ended March 31, 1999, is delivered to Lender, the Applicable Margin (a) for LIBOR Rate Loans shall be 2.75% and (b) for Base Rate Loans shall be .25%. Thereafter, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans, as the case may be, shall be the percentage set forth below the applicable Fixed Charge Coverage Ratio in the Pricing Grid.

       The Applicable Margin shall be adjusted five (5) Business Days after receipt of the quarterly financial reports. At any time that such quarterly financial reports are required to be delivered under the terms of this Agreement and are not so delivered, then the Applicable Margin shall be the highest rate specified for the subject Type of Loan until the quarterly financial reports are so delivered.

       "Availability Reserves" shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent or Lender in good faith, do or may affect either the Collateral or any other property which is security for the Obligations or its value, the assets, business or prospects of Borrowers or any Obligor or the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's or Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrowers or any Obligor to Agent or Lender is or may have been incomplete, inaccurate or misleading in any material respect or to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or in respect of any state of facts which Agent or Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

       "Base Rate" shall mean the rate announced by First Union National Bank, or its successors from time to time, as its prime rate, whether or not such announced rate is the best rate available at such bank.

       "Base Rate Loans" shall mean loans under the Revolving Credit subject to interest calculated under the terms hereof based on the Base Rate plus the Applicable Margin.

       "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the States of New York or Maryland, and a day on which the Reference Bank and Lenders are open for the transaction of business, except that if a determination of a Business Day shall relate to any LIBOR Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR Rate market.

       "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

       "Collateral" shall have the meaning set forth in Section 5 hereof.

       "Collateral Borrower" shall mean each of Crown, Fast Fare, La Gloria and Crowncen, and such other Borrowers that, with the approval of Agent, become Collateral Borrowers.

       "Congress" shall mean Congress Financial Corporation, a Delaware corporation, in its capacity as a Lender.

       "Consolidated Income Tax Expense (Benefit)" shall mean, for any period, Crown's consolidated provision for Federal, state, local and foreign income and franchise taxes for such period.

       "Dealer Agreements" shall mean those certain "Branded Service Station Lease and Dealer Agreements" extended between Crown and its independent dealers.

       "Default Rate" shall mean with respect to any amounts payable hereunder or under the Financing Agreements, a rate equal to (a) the sum of (i) 2% per annum and (ii) the interest rate otherwise in effect with respect to such amounts, or, (b) if no such rate is otherwise in effect with respect to such amounts, a rate equal to the sum of (i) the Base Rate plus (ii) the highest Applicable Margin thereon plus (iii) 2%.

       "EBITDAAL" shall mean, for each rolling 12-month period ending the last day of each month, Crown's consolidated FIFO Net Income (Loss) plus, without duplication: (a) consolidated interest expense, plus (minus) (b) Consolidated Income Tax Expense (Benefit) as determined on a FIFO basis, minus (c) consolidated interest income, plus (d) consolidated depreciation and amortization, plus (e) consolidated losses from the sale and abandonment of property, plant and equipment.

       "Eligible Accounts" shall mean Accounts created by a Collateral Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. Accounts shall be Eligible Accounts if:

            (a) such Accounts arise from the actual and bona fide sale and delivery of Inventory by such Borrower, rendition of services by such Borrower or sale of a Product Hedging Obligation, in each instance in the ordinary course of such Borrower's business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

            (b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them or sixty (60) days after their due date, whichever shall first occur;

            (c) such Accounts comply with the terms and conditions contained in
Section 7.2(c) of this Agreement;

            (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

            (e) such Accounts are not credit card accounts created, received, assigned to or purchased by such Borrower, except for such Accounts as are created through such Borrower's proprietary credit card program;

            (f) such Accounts arising out of the Dealer Agreements are net of any obligation of Crown to the dealer for the purchase of credit card accounts or otherwise;

            (g) the source of payment of such Accounts or the chief executive office of the (i) account debtor with respect to such Accounts is located in the United States of America, or, at Agent's option, if either: the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

            (h) such Accounts are net of any and all discounts, credits, allowances and contra accounts of any nature, and all obligations of such Borrower to the account debtor under any exchange, product swap or similar agreement or arrangement;

            (i) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the Inventory related thereto and pay such invoice;

            (j) the account debtor or any third Person with respect to such Accounts has not asserted a claim, counterclaim, defense or dispute and does not have any right of setoff against such Accounts by reason of any counterclaim, defense or dispute (but the portion of the Accounts of such account debtor in excess of the amount claimed owed by such Borrower to such account debtor may, at Agent's option, be deemed Eligible Accounts);

            (k) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

            (l) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

            (m) neither the account debtors nor any officer or employee of the account debtors with respect to such Accounts is an officer, employee or lender of or affiliated with such Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

            (n) the account debtors with respect to such Accounts are not any foreign government unless such Accounts are secured by a letter of credit issued to such Borrower by a financial institution acceptable to Agent in its sole discretion;

            (o) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

            (p) such Accounts of a single account debtor or its affiliates do not constitute more than twenty percent (20%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

            (q) such Accounts are not owed by an account debtor who has Accounts overdue and unpaid (as described in clause (b) above) which constitute more than fifty (50%) percent of the total Accounts of such account debtor; and

            (r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in its reasonable determination.

General criteria for Eligible Accounts may be estab-lished and revised from time to time by Agent in good faith and upon giving thirty (30) days' advance notice to such Borrower. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

       "Eligible Inventory" shall mean Inventory of a Collateral Borrower which is and continues to be acceptable to Agent based on meeting all of the following criteria with respect to each category of Inventory described below:

                      (A) CRUDE OIL:
                           (I) ON BOARD VESSELS (INCLUDING TANKERS AND BARGES): Such Borrower has entered into an unconditional contract for the purchase of the specified quantity of crude oil; said crude oil is physically on board said vessel; and said crude oil is evidenced by clean onboard negotiable or transferrable bills of lading or similar documents of title, duly endorsed and delivered to Agent within twenty
(20) days of issuance together with appropriate marine insurance endorsements naming Agent as a loss payee as its interest may appear;

                               (II) IN PIPELINES:

                      (A) said crude oil has been metered by such Borrower or the pipeline operator at the intake manifold to the pipeline, and has not been received at such Borrower's discharge manifold at its refinery or at any storage facility;

                      (B) shall be conclusively presumed to be of the quantity and type by reference to the pipeline owner or operator's records relating thereto; and

                      (C) shall not include any crude oil in which such Borrower is the "first purchaser" within the meaning of Section 9-319 of the Uniform Commercial Code, as enacted in the State of Texas.

                      (III) IN STORAGE TANKS: shall be limited to the volume of such Borrower's stored crude oil inventory determined and verified by such Borrower each day, net of any crude oil Inventory held for any third Person, including Statoil; and shall not include crude oil Inventory in storage tanks of third parties unless said third party, on request of Agent, provides Agent with a Waiver.

                      (B) WORK IN PROCESS AND UNFINISHED OIL PRODUCT: an amount equal to the actual amount of work in process and unfinished oil product as of the last Business Day of the most recent calendar month, as determined by physical count verification; and


            (C)  FINISHED PETROLEUM PRODUCT:

                               (I) Is not in the possession of or physically
located at any retail location of such Borrower or in any tank trucks or other transfer vehicles;

                          (II) IN PIPELINES:

                                            (A) the quantity of said finished
product has been metered by such Borrower or the pipeline operator at the intake manifold to the pipeline and has not been received at the discharge manifold at such Borrower's terminal or at any other facility to which finished product is delivered for storage; and

                                            (B) shall be conclusively presumed
to be of the quantity and type by reference to the records relating thereto of the pipeline owner or operator;

                 (III) IN STORAGE TANKS: shall be limited to the volume of such Borrower's finished product Inventory, as determined and verified by or for such Borrower each day:

                                            (A) stored at such Borrower's
refineries and terminal, exclusive of finished product stored for other producers, including without limitation Statoil; and

                                            (B) stored at terminals and storage
                          facilities of third parties provided that
said third party, on request of Agent, has provided Agent with a Waiver.

                      (D) CONSUMER MERCHANDISE INVENTORY, exclusive of Crown branded products, perishable products and any retail merchandise located at any of such Borrower's retail locations that does not have a "point of sale" inventory control system in place.

                      (E) Does not include any lead content or methanol;

                      (F) Is net of all product exchange, "netting out" or contra inventory accounts, as reasonably determined by Agent; and

                      (G) Does not include raw materials, work-in-process or finished (refined) product of Statoil in the custody or possession of such Borrower pursuant to the Processing Agreement.

       In general, subject to the foregoing, Eligible Inventory shall not include (a) spare parts for equipment; (b) packaging and shipping materials; (c) supplies used or consumed in such Borrower's business; (d) Inventory at premises other than those owned and controlled by such Borrower, unless Agent shall have received a Waiver; (e) Inventory subject to a security interest or lien in favor of any person other than Agent or Lender except those permitted in this Agreement; (f) bill and hold goods; (g) unserviceable, obsolete or slow moving Inventory; (h) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (i) returned, damaged, and/or defective Inventory; and (j) Inventory purchased or sold on consignment.

       General and specific criteria for Eligible Inventory may be established and revised from time to time by Agent in good faith and upon giving thirty (30) days' advance notice to Borrowers. The Value of Eligible Inventory may be subjected to Availability Reserves in Agent's sole discretion to allow for through-put fees, storage charges, freight, transportation charges, and other liabilities to third parties for the costs of movement, shipping, processing or storing Inventory. Any Inventory that is not Eligible Inventory shall nevertheless be included within the Collateral.

       "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

       "Excess Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the lesser of (i) the amount of the Loans available to Borrowers as of such time based on the applicable lending formula, as determined by Agent, and subject to the sublimits and Availability Reserves from time to time established by Agent hereunder and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations and (ii) the aggregate amount of all trade payables of Borrowers which are more than sixty (60) days past due as of such time.

       "FIFO Net Income (Loss)" shall mean, for any period, the sum of (a) Adjusted Net Income (Loss) for such period, plus (minus) (b) an amount equal to
(i) Crown's consolidated LIFO provision (recovery) for such period, times (ii) the Tax Adjustment Factor in effect at the end of such period.

       "FIFO Tangible Net Worth" shall mean, as at any date of determination thereof, the sum of: (a) Adjusted Net Worth at such date, minus (b) all Intangible Assets of Crown on a consolidated basis, plus (c) an amount equal to the product of (i) Crown's consolidated LIFO reserve at such date, times (ii) the Tax Adjustment Factor in effect at such date.

       "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrowers in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

       "First Union" shall mean First Union National Bank, a national banking association, in its capacities as a Lender and as a letter of credit issuer.

       "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination. Where the classification, character or amount of any asset, liability, capital account or reserve, or item of income or expense, is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement; provided that if because of a change in GAAP after the date of this Agreement, Crown would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with Crown's previous accounting principles, method and policies.

       "Hazardous Substance" shall mean any substance as defined or designated as hazardous or toxic waste, hazardous material, hazardous or toxic substance by the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental, Response, Compensation and Liability Act (CERCLA), the Federal Clean Water Act, and the Federal Clean Air Act, as all are amended, from time to time.

       "Hedging Obligation" shall mean the obligation of any Person pursuant to
(a) any rate swap agreement, basis swap agreement, forward rate agreement, commodity swap agreement, interest rate option, forward foreign exchange agreement, cap agreement, floor agreement, collar agreement, cross-currency rate swap agreement, or currency option, (b) any option, futures or forward contract traded on an exchange, (c) any swap agreement as described in 11 U.S.C. ss.101
(53B) or (d) any other derivative agreement or other similar agreement or arrangement.

       "Indenture" shall mean that certain Indenture dated as of January 24, 1995 between Crown, as Issuer, and the First National Bank of Boston, Trustee, relating to Crown's 10 7/8% Senior Notes due 2005, as the same may be amended, restated, supplemented or modified from time to time.

       "Insolvent" or "Insolvency" means, as to any Person, the condition under which, either: (a) the fair saleable value of such Person's assets are less than the amount of such Person's liabilities (including the Obligations), whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, or (b) such Person is unable to pay all of its liabilities as such liabilities become absolute and matured.

       "Intangible Assets" shall mean, on any determination date thereof, with respect to any Person, the book value of all property held by such Person that would be treated as intangibles under GAAP, including goodwill, patents and trademarks.

       "Inventory" shall mean all of Borrowers' now owned and hereafter existing or acquired raw materials, crude oils, work in process, unfinished oil product, finished goods, refined and finished product, merchandise and all other inventory of whatsoever kind or nature, wherever located and all products of the foregoing.

       "Letter of Credit Accommodations" shall mean the letters of credit, materials purchase or other guaranties which are from time to time either (a) issued or opened by a Lender for the account of a Borrower or any Obligor or (b) with respect to which a Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower of its obligations to such issuer.

       "LIBOR Interest Period" shall mean with respect to any LIBOR Rate Loan,
(a) initially, the period commencing on the borrowing or conversion date, as the case may be, and ending one, three or six months thereafter as selected by Crown pursuant to Section 3.1 below, and (b) thereafter, each period commencing on the day after the last day of the preceding LIBOR Interest Period and ending one, three or six months thereafter, as selected by Crown pursuant to Section 3.1 below, provided, however, if any such LIBOR Interest Period would otherwise end on a day which is not a London Business Day, such LIBOR Interest Period shall be extended to the next succeeding London Business Day unless the result of such extension would be to carry such LIBOR Interest Period into another calendar month in which event such LIBOR Interest Period shall end on the immediately preceding London Business Day and provided, further, if any such LIBOR Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period (as may be the case with a LIBOR Interest Period commencing at the end of a calendar month) the LIBOR Interest Period shall end on the last London Business Day of the relevant calendar month.

       "LIBOR Rate Loan" shall mean that portion of any Loan on which interest accrues at the Adjusted LIBOR Rate plus the Applicable Margin.

       "Loans" shall mean the Revolving Loans.

       "London Business Day" shall mean any Business Day on which banks in London, England are open for business.

       "Maximum Credit" shall mean the amount of $80,000,000.00, as such amount may be reduced permanently from time to time pursuant to Section 2.4 hereof.

       "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less sales, excise or similar taxes included in the amount thereof.

       "Net Fixed Charges" shall mean, on a consolidated basis with respect to Crown, the sum of consolidated interest expense and cash dividends paid minus interest income.

       "Net Fixed Charge Coverage" shall mean the ratio of EBITDAAL to Net Fixed Charges.

       "Obligations" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers to Agent, Lender and/or its or their affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or in connection therewith, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or Lender.

       "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.

       "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

       "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

       "Pricing Grid" shall mean that certain Pricing Grid Table annexed hereto as SCHEDULE 1.

       "Processing Agreement" shall mean that certain Crude Oil Processing Agreement dated as of October 14, 1998 between Crown and Statoil, as the same may be amended, supplemented, renewed or restated from time to time.

       "Product Hedging Obligation" shall mean any Hedging Obligation relating to the prices applicable to the existing or reasonably anticipated requirements (for the reasonable operations of Crown and its Subsidiaries) of any Borrower for crude oil, other feedstocks, other petroleum products, or additives thereto or components thereof or their reasonably anticipated requirements for energy supplies.

       "Records" shall mean all of Borrowers' present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral, Borrowers' customers, vendors, payables, receivables, exchanges, swaps, contra accounts, purchases, sales, forward exchange and Product Hedging Obligations, together with all computer software (whether owned or licensed), tapes, disks, diskettes and other data and software storage media and devices (including any rights of Borrowers with respect to the foregoing maintained with or by any other person).

       "Reference Bank" shall mean First Union, its successors and assigns.

       "Reserve Percentage" shall mean for any Lender on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which such Lender is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which such Lender is subject, for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, marginal or emergency reserves) for (a) deposits of United States Dollars or (b) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a LIBOR Based Rate Loan subject to an Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

      "Revolving Credit" shall have the meaning set forth in Section 2.1 hereof.

       "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrowers on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

       "Revolving Loans Maturity Date" shall mean the Renewal Date or, if any Renewal Term is in effect, then the last day of such Renewal Term.

       "Statoil" shall mean Statoil Marketing and Trading (U.S.) Inc.

       "Subsidiary" shall mean with respect to any Person at any time, (a) any corporation more than fifty percent (50%) of whose Capital Stock normally entitled to vote is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose Capital Stock normally entitled to vote is legally and beneficially owned by such Person; (b) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (c) any partnership, joint venture or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

       "Tax Adjustment Factor" shall mean, during any calendar year, the remainder, expressed as a percentage, of 1 minus the highest federal corporate income tax rate for such year.

       "Trading Policy" shall mean a written trading policy, designed by the management of Crown and adopted by Crown's board of directors prior to the date hereof, regarding purchases and sales of crude oil, refined products, and refinery feedstocks and Product Hedging Obligations of Borrowers related to the foregoing.

       "Type" shall mean with respect to any Loan, each of which shall be deemed to be a different "Type of Loan": Base Rate Loans, LIBOR Rate Loans with a LIBOR Interest Period of one month commencing on a specified date, LIBOR Rate Loans with a LIBOR Interest Period of three months commencing on a specified date or LIBOR Rate Loans with a LIBOR Interest Period of six months commencing on a specified date.

       "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as adopted by the State of New York, as amended or modified from time to time.

       "Value" shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

       "Waiver" shall mean an agreement in writing from a Person in possession of Inventory and/or the owner or operator of premises other than those owned and controlled by a Borrower, on or in which Inventory is located, in form and substance satisfactory to Agent acknowledging Agent's first priority security interest in the Inventory, waiving security interests and claims by such Person against the Inventory and permitting Agent access to, and the right to remain on, the premises so as to exercise Agent's rights and remedies and otherwise deal with the Collateral including removal of the Collateral from the premises.

       "Working Capital" shall mean as to any Person, at any time, in accordance with GAAP, on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all current assets of such Person and its subsidiaries (as determined in accordance with GAAP), calculating the book value of inventory for this purpose on a first-in-first-out basis, and (b) all current liabilities of such Person and its subsidiaries (as determined in accordance with GAAP), provided, that, as to Crown and its consolidated Subsidiaries, for purposes of Section 9.12, the liabilities of Borrowers under this Agreement shall not be considered current liabilities (whether or not classified as current liabilities in accordance with GAAP).

       "Year 2000" shall have the meaning set forth in Section 8.10 hereto.

SECTION 2.  CREDIT FACILITIES

2.1              Revolving Loans.

(a) Subject to and upon the terms and conditions contained herein, Lender agrees, so long as no Event of Default or an event which with the giving of notice or passage of time, or both, constitutes an Event of Default has occurred and is continuing, to make Revolving Loans to Borrowers ("Revolving Credit") from time to time prior to the Revolving Loans Maturity Date, in amounts requested by Crown up to the lesser of the Maximum Credit or the sum of:

(i) eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus

(ii) the lesser of : (A) the sum of seventy percent (70%) of the Value of Eligible Inventory other than as described in clause (d) of the definition of Eligible Inventory, plus fifty percent (50%) of the Value of Eligible Inventory as described in clause (d) of the definition of Eligible Inventory or (B) Fifty-Five Million Dollars ($55,000,000), less

(iii) any Availability Reserves.

(b) Agent may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrowers, reduce the lending formula with respect to Eligible Accounts to the extent that Agent determines in good faith that: the dilution with respect to the Accounts for any period (based on the ratio of the aggregate amount of reductions in Accounts other than as a result of payments in cash to the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or the general creditworthiness of account debtors has declined or reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines that: the number of days of the turnover of the Inventory for any period has changed in any material respect or the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

(c) Except in Agent's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommoda-tions set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Agent or Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B), Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

2.2              Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of Crown, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of a Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrowers pursuant to this Section 2. Unless Crown is notified otherwise by Agent, the letter of credit issuer shall be First Union, its successors and assigns. Any additional or replacement letter of credit issuer, including any assignee of First Union, shall be a financial institution selected by Crown and reasonably acceptable to Agent.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the account of Lender, a letter of credit fee at a rate equal to two percent (2.00%) per annum, or, after March 31, 1999, such other annual rate as may be applicable by reference to the Pricing Grid, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding quarter (or part thereof), payable in arrears as of the first day of each succeeding quarter. Unless Borrowers furnish cash collateral as provided in
Section 2.2(d) below, Borrowers shall pay to Agent, for the account of Lender, a letter of credit fee, at Agent's option, at a rate equal to two percentage points per annum above the otherwise applicable rate on such daily outstanding balance for: the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrowers) and the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrowers (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of the percentage equal to one hundred percent (100%) minus the then applicable percentage set forth in Section 2.1(a)(ii)(A) above of the Value of such Eligible Inventory, plus freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrowers' locations for Eligible Inventory within the United States of America and if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Agent or Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

(d) Except in Agent's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed the Maximum Credit. For any period after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations, or at any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent, for the account of Lender, for the Letter of Credit Accommodations, in either case in an amount equal to 100% of the Letter of Credit Accommodations. In either case, the Revolving Loans otherwise available to Borrowers shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

(e) Borrowers shall indemnify and hold Agent and Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrowers assume all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation. Borrowers assume all risks for, and agrees to pay, all foreign, Federal, state and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrowers hereby release and hold Agent and Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f) Nothing contained herein shall be deemed or construed to grant Borrowers any right or authority to pledge the credit of Lender in any manner. Agent and Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any interpretation made in good faith by Agent, Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower. Agent and Lender shall have the sole and exclusive right and authority to, and Borrowers shall not, unless they have furnished cash collateral in the manner and amount as provided in Section 2.2(d) above: at any time an Event of Default exists or has occurred and is continuing, approve or resolve any questions of non-compliance of documents, give any instructions as to acceptance or rejection of any documents or goods or execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and at all times, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. In the absence of such cash collateral Agent or Lender alone may take such actions, either in its own name or in Borrowers' name.

(g) Any rights, remedies, duties or obligations granted or undertaken by Borrowers to any issuer or corre-spondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrowers to Agent and Lender. Any duties or obligations undertaken by Agent or Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent or Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers to Agent and Lender and to apply in all re-spects to Borrowers.

(h) Nothing in this Section 2.2 shall constitute a waiver of any claim, right or defense Borrowers may have under applicable law.

2.3 Availability Reserves. All Revolving Loans otherwise available to Borrowers pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Agent's continuing right to establish and revise Availability Reserves.

2.4 Maximum Credit Reduction. So long as no Event of Default has occurred and is continuing, Borrowers may elect to reduce (which reduction shall be irrevocable) the Maximum Credit in increments of $10,000,000.00 to not less than Fifty Million Dollars ($50,000,000.00) at any time on or after one (1) year from the date hereof.

2.5 Joint and Several Liability. The liability of Borrowers to repay all existing and future Obligations shall be joint and several.

SECTION 3.  INTEREST AND FEES

3.1              Interest.

            (a) The unpaid principal balance of cash Loans shall bear interest, subject to the terms of this Agreement, at the per annum rate equal to either
(i) the Base Rate or (ii) the Adjusted LIBOR Rate for a specified LIBOR Interest Period plus, in the case of both (i) and (ii), the Applicable Margin.

            (b) Changes in the interest rate applicable to Base Rate Loans shall become effective on the same day that a change in the Base Rate occurs.

            (c) Unless otherwise designated by Crown as a LIBOR Rate Loan, in accordance with this paragraph (c), each Loan shall be deemed to be a Base Rate Loan.

                 (i) Base Rate Loans shall continue as Base Rate Loans unless and until such Loans are converted into Loans of another Type. LIBOR Rate Loans for any Interest Period shall continue as Loans of such Type until the end of the then current LIBOR Interest Period therefor, at which time they shall be automatically converted into Base Rate Loans unless Crown shall have given Lender notice in accordance with clause (ii) below requesting that such Loans continue as LIBOR Rate Loans for another LIBOR Interest Period of a specified duration.

                 (ii) To elect a LIBOR Rate Loan, Crown shall give Agent notice (which shall be irrevocable) as required hereunder no later than 11:00 a.m. on the third Business Day before the date of the Loan. Such notice shall also specify (A) the requested date (which shall be a Business Day) of such funding, conversion or continuation, (B) whether the subject Loan is a new Loan or an existing Loan that is to be converted or continued, (C) in the case of any LIBOR Rate Loan being continued, the last day of the current LIBOR Interest Period, and (D) the amount of, and the desired LIBOR Interest Period for, the Loan subject to such LIBOR Rate election provided that Borrowers shall not be entitled to select a LIBOR Interest Period for any Loan which shall end on a date later than the Revolving Credit Maturity Date.

                 (iii) Notwithstanding anything to the contrary contained in clauses (i) or (ii) of this paragraph (c), so long as an Event of Default shall have occurred and be continuing, Loans may only be converted into or continued upon the expiration of the applicable current LIBOR Interest Period therefor as Base Rate Loans. Thereafter, until no Event of Default shall continue to exist, Loans may not be converted into or continued as Loans of any Type other than Base Rate Loans.

                 (iv) Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall borrow, prepay, convert and continue Loans in a manner such that (A) the aggregate principal amount of LIBOR Rate Loans of the same Type shall, at all times, be not less than $5,000,000; (B) there shall not be, at any time, more than four (4) LIBOR Interest Periods in effect; and (C) Agent or Lender shall have determined that the Interest Period or Adjusted LIBOR Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such LIBOR Rate Loan by Crown.

                          (v) Notwithstanding anything to the contrary contained
herein, Lender and Reference Bank may fund LIBOR Rate Loans from any source they deem appropriate (in their sole discretion) without loss of any rights hereunder.

            (d) Interest shall be payable to Agent, for the account of Lender:
(i) in the case of Base Rate Loans, quarterly in arrears commencing January 1, 1999 and on the first day of each calendar quarter thereafter, (ii) in the case of LIBOR Rate Loans, on the last day of each applicable LIBOR Interest Period (and, in the case of any LIBOR Rate Loan having a LIBOR Interest Period longer than three (3) months, on each three-month anniversary of the first day of such LIBOR Interest Period) and (iii) in the case of any Loan, when such Loan shall be due (whether at maturity, by reason of notice of prepayment or acceleration, or otherwise) or converted, but only to the extent then accrued on the amount then so due or converted.

            (e) Borrowers shall pay to Agent, for the account of Lender, additional interest at the applicable prevailing rate(s) plus two percentage points (2%) per annum: on the non-contingent Obligations for the period from and after the date of termination or non-renewal hereof until such time as Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgment against any Borrower), and the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent and on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es), arise or are made with or without Agent's or Lender's knowledge or consent and whether made before or after an Event of Default).

            (f) (i) The Adjusted LIBOR Rate may be automatically adjusted by Agent or Lender on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for LIBOR deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any event which has resulted in a payment pursuant to Section 3.1(f)(v) below, that increase the cost to Lender or the Reference Bank of funding the LIBOR Rate Loan. Agent shall promptly give Borrowers notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

                 (ii) If Crown shall have requested a LIBOR Rate Loan and Lender or Reference Bank shall have reasonably determined that LIBOR deposits equal to the amount of the principal of the requested LIBOR Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period of making or maintaining the principal amount of the requested LIBOR Rate Loan specified by Crown during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Agent shall promptly give notice of such determination to Crown that the rate based on the Adjusted LIBOR Rate is not available. A determination by Lender or Reference Bank hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (A) the obligation to convert to, or maintain a LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such conditions shall have ceased to exist, and (B) the applicable Loan subject to the requested conversion shall continue to accrue interest at the Base Rate plus the Applicable Margin.

                 (iii) If, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for Lender or Reference Bank to maintain Eurodollar liabilities sufficient to fund any LIBOR Rate Loan subject to the rate based on the Adjusted LIBOR Rate, then Agent shall immediately notify Crown thereof and Lender's obligations hereunder to convert to, or maintain a LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such time as Lender (or the Reference Bank) may again cause the rate based on the Adjusted LIBOR Rate to be applicable to any LIBOR Rate Loan and the LIBOR Rate Loan shall accrue interest at the Base Rate plus the Applicable Margin. Promptly after it is no longer unlawful for Lender (or the Reference Bank) to maintain such Eurodollar liabilities, Agent shall notify Crown thereof and such suspension shall cease to exist.


                               (iv) If any payments or prepayments in respect of
the LIBOR Rate Loans are received by Agent, for the account of Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections or any other payments made with the proceeds of Collateral, Borrowers shall pay to Agent, for the account of Lender upon demand by Agent (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender or the Reference Bank for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such person to make or maintain such LIBOR Rate Loans or any portion thereof.

                               (v) Borrowers shall indemnify, defend and hold
harmless Agent and Lender against any and all loss, liability, cost or expense which Agent or Lender may sustain or incur as a consequence of (a) any failure of Borrowers to borrow, convert or extend any LIBOR Rate Loan after notice thereof has been given to Agent and Lender or (b) any payment, prepayment or conversion of a LIBOR Rate Loan by Borrowers made for any reason (including, without limitation, any acceleration of the Loan), on a date other than the last day of the applicable LIBOR Interest Period.

            (g)  Additional Interest Provisions.

                 (i) Interest on the Loans, regardless of the rate option, shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

                 (ii) All contractual rates of interest chargeable on outstanding principal under the Loans, regardless of the rate option, shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

                 (iii) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Loan Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law; provided that if the Obligations have been paid and satisfied in full and the Revolving Credit terminated, any excess interest shall be paid as such court directs.

3.2 Closing Fee. Borrowers shall pay to Agent, for the account of Lender, as a closing fee the amount of Six Hundred Thousand Dollars ($600,000.00), which shall be fully earned as of and payable on the date hereof.

3.3 Unused Line Fee. Borrowers shall pay to Agent, for the account of Lender, quarterly an unused line fee at a rate equal to one-half percent (.50%) per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding quarter (or part thereof) while this Agreement is in effect, which fee shall be payable on the first day of each quarter in arrears.

       3.4 Structuring Fee. Borrowers shall pay to Agent, for the account of Lender, a structuring fee in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00), which shall be fully earned as of and payable on the date hereof.

SECTION 4.  CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to the initial Loans and the initial Letter of Credit Accommodations hereunder:

(a) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent, for the benefit of Lender, has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(b) All requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or governmental authorities;

(c) No material adverse change shall have occurred in the assets, business or prospects of Borrowers since the date of Agent's latest field examination and no change or event shall have occurred which would impair the ability of Borrowers or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent to enforce the Obligations or realize upon the Collateral;

(d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Revolving Loans available to Borrowers, the results of which shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof;

(e) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including Waivers;

(f) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(g) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers with respect to the Financing Agreements and such other matters as Agent may request;

(h) The Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Lender;

                      (i) Statoil shall have executed an intercreditor agreement with Agent;

                      (j) the Processing Agreement shall be in full force and effect and Crown shall not be in default thereunder and Crown shall not have received any notice of proposed cancellation, termination or suspension of the Processing Agreement by Statoil; and

                      (k) the Excess Availability as determined by Agent, on and as of the date hereof, shall not be less than $15,000,000 after giving effect to any Loans made or to be made on the date hereof.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender's making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

(b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or the providing of each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  GRANT OF SECURITY INTEREST

       To secure payment and performance of all Obligations, Borrowers hereby grant to Agent, for the benefit of Lender, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for the benefit of Lender as security, the following property and interests in property of Borrowers, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

5.1              Accounts;

       5.2  Inventory;

       5.3 To the extent the following are current assets in accordance with
GAAP: all present and future contract rights, general intangibles (including tax and duty refunds, licenses, whether as licensor or licensee, choses in action and other claims), chattel paper, documents, instruments, securities and other investment property, letters of credit, bankers' acceptances and guaranties;

       5.4 All present and future monies, securities, credit balances, deposits, deposit accounts (including the Payment Account) and other property of Borrowers now or hereafter held by or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrowers, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts, Inventory or other Collateral, and deposits by and property of account debtors or other persons securing the obligations of account debtors;

       5.5 All rights to payment from Crown's independent dealers, whether under the Dealer Agreements or otherwise, and whether characterized as Accounts, contract rights, general intangibles, chattel paper, rentals, licensing fees or otherwise;

       5.6 All products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing; and
       5.7  All Records relating to the foregoing.

SECTION 6.  COLLECTION AND ADMINISTRATION

6.1 Loan Account. Agent shall maintain one or more loan account(s) on its books in which shall be recorded all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, all payments made by or on behalf of Borrowers and all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Borrowers each month a statement setting forth the balance in the loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrowers a written statement as provided above, the balance in the loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrowers.

6.3              Payments.

                      (a) Subject to the provisions of Section 6.6 hereof, all Accounts and all proceeds and collections of Collateral shall be payable to one or more bank accounts as Borrowers shall from time to time designate for such purpose and disclose to Agent ("Payment Account"). The Payment Account(s) shall be subject to the security interest provided herein in favor of Agent. Agent may apply payments received or collected from Borrowers or for the account of Borrowers (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Agent and Lender determine. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments to Agent, for the account of Lender, on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or Lender. Borrowers shall be liable to pay to Agent or Lender, and do hereby indemnify and hold Agent and Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.3 shall remain effective notwithstanding any contrary action which may be taken by Agent or Lender in reliance upon such payment or proceeds. This Section 6.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

                      (b) For purposes of calculating the amount of the Loans avail-able to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit the loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations the date of receipt of immediately available funds by Lender provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account on such day, and if not, then on the next Business Day.

                      (c) Borrowers and their respective Subsidiaries, shareholders, directors and employees shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control.

6.4 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received by Agent from any authorized agent of Crown identified on
SCHEDULE 6.4 hereto, as said schedule may be revised from time to time or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of Borrowers or otherwise disbursed or established in accordance with the instructions of Borrowers or in accordance with the terms and conditions of this Agreement.

6.5 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lender to Borrowers hereunder only for: payments to each of the persons listed in any disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

       6.6 Blocked Account. If Excess Availability shall be less than $15,000,000 as of the close of business on any Business Day, within ten (10) days after receipt of notice of such event from Agent and at Agent's request Borrowers shall establish and maintain, at Borrowers' expense, one or more blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with First Union or such other bank as is acceptable to Agent, into which Borrowers shall promptly deposit and direct account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds on a daily basis, all funds received or deposited into the Payment Account to a concentration or Blocked Account as may be designated by Agent. Borrowers agree that all payments made to such Blocked Account or other funds received and collected by Lender pursuant to this Agreement, whether on the Accounts or as proceeds of Inventory or other Collateral, or otherwise, shall be the Property of Lender. In no event shall the funds in the Blocked Account be commingled with Borrowers' own funds. Borrowers agree to reimburse Agent and Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's or Agent's payments to or indemnification of such bank or person. The obligation of Borrowers to reimburse Agent or Lender for such amounts pursuant to this Section 6.6 shall survive the termination or non-renewal of this Agreement.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting. Borrowers shall provide Agent with the following documents in a form satisfactory to Agent: on a regular basis as required by Agent, a schedule of Accounts, sales made, credits issued and cash received; on a weekly basis or more frequently as Agent may request, perpetual inventory reports, inventory reports by category and agings of accounts payable, upon Agent's request, copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, copies of shipping and delivery documents, and copies of purchase orders, invoices and delivery documents for Inventory acquired by Borrowers; agings of Accounts on a weekly basis or more frequently as Agent may request; and such other reports as to the Collateral as Agent shall request from time to time. If any of Borrowers' records or reports of the Collateral are prepared or maintained by an accounting service, contractor or shipper, Borrowers hereby irrevocably authorize such service, contractor or shipper to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2              Accounts Covenants.

(a) Borrowers shall notify Agent promptly of: any material delay in any Borrowers' performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, all material adverse information relating to the financial condition of any account debtor and any event or circumstance which, to Borrowers' knowledge would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of Borrowers' business. So long as no Event of Default exists or has occurred and is continuing, Agent shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, in the event the Blocked Account is established pursuant to Section 6.6, no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, no credit, discount, exchanges, swaps, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrowers' business, there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as disclosed to Agent in accordance with the terms of this Agreement, none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent or Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(d) Each Borrower shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to such Borrower, all chattel paper and instruments which such Borrower now owns or may at any time acquire and that constitute Collateral or the proceeds thereof, immediately upon such Borrower's receipt thereof, except as Agent may otherwise agree.

(e) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, notify any or all account debtors that the Accounts have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors to make payment of Accounts directly to Agent, extend the time of payment of, compromise, settle or adjust for cash, credit or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and take whatever other action Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

                      (f) Upon the earlier of (i) thirty (30) days after notice from Agent or (ii) expiration of the ten (10) day notice period described in
Section 6.6 of this Agreement, every Account in which the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof shall not be an Eligible Account unless, within said period Borrowers comply in full and in a manner satisfactory to Agent with the Federal Assignment of Claims Act of 1940, as amended, or any similar Department of Defense, State or local law, as applicable.

7.3 Inventory Covenants. With respect to the Inventory: Borrowers shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrowers' cost therefor and daily withdrawals and drawdowns therefrom and additions thereto; Borrowers shall conduct a physical count of the Inventory at least once each year, but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; Borrowers shall not remove any Inventory from the locations set forth in
SCHEDULE 8.3 to the Agreement without the prior written consent of Agent, except for sales of Inventory in the ordinary course of Borrowers' business and except to move Inventory directly from one location set forth in SCHEDULE 8.3 to the Agreement to another such location; upon Agent's request, Borrowers shall, at their expense, no more than once in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent or upon which Agent is expressly permitted to rely; Borrowers shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); Borrowers assume all responsibility and liability arising from or relating to the production, storage, transportation, use, sale or other disposition of the Inventory; Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrowers to repurchase such Inventory; Borrowers shall keep the Inventory in good and marketable condition; Borrowers shall not, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval, other than pursuant to the Processing Agreement; (j) any time after, and during any period of time that, the Excess Availability is less than $25,000,000, Borrowers shall permit Agent or its agents, at Borrowers' expense, to conduct a physical count of Inventory in storage tanks, wherever located, on a quarterly basis, and (k) any time after, and during any period of time that, the Excess Availability is less than $10,000,000, Borrowers shall permit Agent or its agents, at Borrowers' expense, to conduct a physical count of Inventory in storage tanks, wherever located, on a monthly basis.

7.4 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's or Agent's name, to: at any time an Event of Default exists or has occurred and is continuing demand payment on Accounts or other proceeds of Inventory or other Collateral, enforce payment of Accounts by legal proceedings or otherwise, exercise all of such Borrower's rights and remedies to collect any Account or other Collateral, sell or assign any Account upon such terms, for such amount and at such time or times as the Agent deems advisable, settle, adjust, compromise, extend or renew an Account, discharge and release any Account, prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Agent, and open and dispose of all mail addressed to such Borrower, and do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements; at any time an Event of Default exists or has occurred and is continuing or the Blocked Account has been implemented and remains in effect under Section 6.6 to take control in any manner of any item of payment or proceeds thereof, have access to any lockbox or postal box into which such Borrower's mail is deposited, endorse such Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Agent's account for application to the Obligations; or (c) at any time, to (i) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (ii) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors and
(iii) execute in such Borrower's name and file any UCC financing statements or amendments thereto. Borrowers hereby release Agent and Lender and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.5 Right to Cure. Agent may, at its option, cure any default by Borrowers under any agreement with a third party or pay or bond on appeal any judgment entered against Borrowers, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrowers' account therefor, such amounts to be repayable by Borrowers on demand. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.6 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, Agent or its designee shall have complete access to all of Borrowers' premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers' books and records, including the Records, and Borrowers shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and use during normal business hours such of Borrowers' personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral. In furtherance thereof, Borrowers will use their best efforts to obtain from any secured creditor or lessor of any hardware, cabinetry or equipment in which Records are stored or located, consents or agreements giving Agent reasonable access to the Records.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

       Borrowers hereby jointly and severally represent and warrant to Agent and Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to
Borrowers:

8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its jurisdiction of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary (each such Borrower and jurisdiction is shown on SCHEDULE 8.1 attached hereto and made a part hereof), except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within such Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of such Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms. All of Crown's Subsidiaries that are not named as Borrowers herein are disclosed on SCHEDULE 8.1.

8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers which have been or may hereafter be delivered by Borrowers to Agent have been prepared in accordance with GAAP and fairly present the consolidated financial condition and the results of operation of Crown and its Subsidiaries as at the dates and for the periods set forth therein, subject, in the case of interim statements, to customary year-end adjustments. Except as disclosed in any interim financial statements furnished by Borrowers to Agent prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrowers, since the date of the most recent audited financial statements furnished by Borrowers to Agent prior to the date of this Agreement.

8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrowers and Borrowers' Records concerning Accounts are located at the addresses shown on SCHEDULE 8.3 attached hereto and made a part hereof and its only other significant places of business and the only other locations of material Collateral, if any, are the addresses shown on SCHEDULE 8.3 , subject to the right of Borrowers to establish new locations in accordance with Section
9.2 below. SCHEDULE 8.3 correctly identifies any of such locations which are not owned by Borrowers and sets forth the owners and/or operators thereof.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens shown on SCHEDULE 8.4 attached hereto and made a part hereof and the other liens permitted under Section 9.8 hereof. Except as shown on SCHEDULE 8.3 hereof, Borrowers have good and marketable title to all of their storage facilities, refineries and terminals, subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except such as are specifically shown on SCHEDULE 8.3 or permitted under Section 9.8 hereof.

8.5 Tax Returns. Except as otherwise shown on SCHEDULE 8.5, each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Agent). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as previously disclosed to Agent in writing, there is no present investigation by any governmental agency pending, or to the best of Borrowers' knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrowers' knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against such Borrower would result in any material adverse change in the assets, business or prospects of such Borrower or would impair the ability of such Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent to enforce any Obligations or realize upon any Collateral.

8.7 Compliance with Other Agreements and Applicable Laws. Borrowers are not in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, and Borrowers are in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

8.8 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrowers in writing to Agent in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information shown on the Schedules hereto is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has or could reasonably be expected to have a material adverse affect on the consolidated business, assets or prospects of Crown, which has not been fully and accurately disclosed to Agent in writing.

8.9 Survival of Warranties; Cumulative. All representa-tions and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent regardless of any investigation made or information possessed by Agent. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers shall now or hereafter give, or cause to be given, to Agent.

       8.10 Year 2000 Compliance. The advent of the year 2000 shall not materially adversely affect Borrowers' operations or the performance of their information technology. Without limiting the generality of the foregoing, on and after January 1, 2000 (i) the hardware and software utilized by Borrowers will be designed to be used on and after calendar year 2000 A.D. and such hardware and software will operate during each such time period without material error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century, (ii) the hardware and software utilized by Borrowers will not abnormally end or provide materially invalid or incorrect results as a result of date data, and (iii) the hardware and software utilized by Borrowers will be designed to ensure material year 2000 A.D. compatibility, including date data, century recognition, leap year, calculations which accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century.

       8.11 Environmental Matters. Except as disclosed to the Agent in writing, Borrowers, to the best of their knowledge, have no knowledge:

                 (i) of any material on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property, in violation of RCRA, CERCLA, the Clean Air Act, the Clean Water Act, any similar state environmental law or any environmental permit issued to any Borrower that would have a material adverse effect on the consolidated financial condition, operations, business or prospects of Crown and its Subsidiaries taken as a whole; or

                               (ii) that any notice has been provided to any
Borrower that such Borrower has transported or arranged for the transportation of any Hazardous Substance to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List (CERCLIS) or any similar state list or which is the subject of federal, state, or local enforcement action which may lead to claims against such Borrower for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including but not limited to, claims under CERCLA; or

                 (iii) of any notice, summons, citation, demand, request for information or order sent to any Borrower from any state or federal agency concerning any intentional or unintentional action or conduct, inaction or omission, past or present, which is or may be in material violation of any state or federal environmental law, rule, regulation, environmental permit, registration or license except to the extent that such Borrower reasonably anticipates that such action or conduct, inaction or omission would not have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of Crown and its Subsidiaries.

       8.12 Corporate Structure. Crown is the direct and/or beneficial owner of all of the issued and outstanding Capital Stock of each of the other Borrowers. Crown, directly or through Subsidiaries, furnishes management, financing, accounting, administrative, insurance and other services to each of the other Borrowers which are necessary for the operation by the other Borrowers of their respective businesses. Financial statements are prepared for Borrowers on a consolidated basis.

SECTION 9.       AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence. Each Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each Borrower shall give Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name, and such Borrower shall deliver to Agent a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower as soon as it is available.

9.2 New Collateral Locations. Each Borrower will give: (a) Agent thirty (30) days' prior written notice of the intended opening of any new retail or terminal location and (b) five (5) days' prior written notice of the intended storage of at least 25,000 barrels of Inventory for any period of more than ten (10) days at any location not identified on SCHEDULE 8.3 hereto. Borrowers will execute and deliver, or cause to be executed and delivered, to Agent, such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

9.3 Compliance with Laws, Regulations, Etc. Borrowers shall at all times comply, and shall cause their Subsidiaries to comply, in all respects with all laws, rules, regulations, licenses, permits, approvals and orders of any federal, state or local governmental authority applicable to it.

9.4 Payment of Taxes and Claims. Borrowers shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers and with respect to which adequate reserves have been set aside on its books. Borrowers shall be liable for any tax or penalties imposed on Agent or Lender as a result of the financing arrangements provided for herein and Borrowers agree to indemnify and hold Agent and Lender harmless with respect to the foregoing, and to repay to Agent and Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers to pay any income or franchise taxes attributable to the income of Agent and Lender from any amounts charged or paid hereunder to Agent and Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5 Insurance. Borrowers shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Agent as to form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall require as proof of such insurance, and, if Borrowers fail to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrowers in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interest may appear and further specify that Agent's interest shall not be impaired or terminated by any act or omission by Borrowers or any of their affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time after the occurrence of an Event of Default to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

9.6              Financial Statements and Other Information.

(a) Borrowers shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Crown and its consolidated Subsidiaries in accordance with GAAP and Crown shall furnish or cause to be furnished to Agent: within fifty (50) days after the end of each of the first three fiscal quarters, quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of operations and statements of cash flows), all in reasonable detail, fairly presenting the financial position and the results of the operations of Crown and its consolidated Subsidiaries as of the end of and through such fiscal quarter, subject to customary year-end adjustments (with separate statements for Tiara Insurance Company, a Vermont corporation ("Tiara")) and within ninety-five (95) days after the end of each fiscal year, audited consolidated financial statements of Crown and its consolidated Subsidiaries (with separate audited year-end statements for Tiara within one hundred eighty-five (185) days after the end of each fiscal year) (including in each case balance sheets, statements of operations, statements of cash flows and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Crown and its consolidated Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Crown and reasonably acceptable to Agent, that such financial statements have been prepared in conformity with GAAP, and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Crown and its consolidated Subsidiaries as of the end of and for the fiscal year then ended.

(b) Borrowers shall promptly notify Agent in writing of the details of any loss (other than normal losses incurred in the ordinary course of business), damage, investigation, action, suit, proceeding or claim: (A) relating to the Collateral or any other property which is security for the Obligations having a book value in any instance in excess of $500,000; or (B) which would result in any material adverse change in Borrowers' business, properties, assets, goodwill or condition, financial or otherwise and the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(c) Crown shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports and mailings which Crown sends to its stockholders or to the holders of Crown's 10 7/8% Senior Notes due 2005 (or their representatives), and copies of all Forms 10-Q, 10-K and other reports and registration statements which Crown files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrowers shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and their Subsidiaries, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrowers will promptly deliver or cause to be delivered to Agent, at Borrowers' expense, all reports or management letters prepared by Borrowers' accountants or auditors on behalf of Borrowers. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one (1) year after the same are delivered to Agent, except as otherwise designated by Borrowers to Agent in writing.

                      (e) Officer's Compliance Certificate: Along with the set of financial statements delivered to Agent pursuant to Section 9.6(a) hereof, Borrowers shall deliver to Agent a certificate from its chief financial officer or treasurer setting forth that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the fiscal year covered by the statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, directly or indirectly: merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except for (i) the merger of a Borrower or Subsidiary into or consolidation of a Borrower or Subsidiary with another Borrower and (ii) the merger or consolidation with any other Person if, in either case, such Borrower is the surviving entity and immediately after giving effect to such merger or consolidation no Event of Default has occurred; sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person, except for sales of Inventory in the ordinary course of business, the disposition of worn-out or obsolete equipment or equipment no longer used in the business of Borrowers; (iii) so long as no Event of Default has occurred and is continuing or would occur after giving effect to such transaction, the sale or other disposition of non-current assets and the sale thereof, in the aggregate, does not exceed a book or market value (whichever is higher) of $10,000,000 per annum; and (iv) so long as no Event of Default has occurred and is continuing or would occur after giving effect to such transaction, the sale or other disposition of non-current assets, provided, however, that with respect to a sale of a non-current asset or a series of related sales of non-current assets having an aggregate book or market value (whichever is higher) of $500,000 which, individually or when added to all prior sales of non-current assets in the then current fiscal year of Borrowers, would amount to a sale of non-current assets in such year in excess of a book or market value (whichever is higher) of $10,000,000, Borrowers have given Agent thirty (30) days' prior written notice of the proposed sale or other disposition and Agent has not, within ten (10) days after receipt of such notice, objected in writing to such sale or other disposition; acquire any Subsidiaries, except for the acquisition of Subsidiaries by payment of the purchase price solely in Capital Stock of a Borrower or its Subsidiary; wind up, liquidate or dissolve; or (e) agree to do any of the foregoing.

9.8 Encumbrances. Borrowers shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of their assets or properties, including the Collateral, except: liens and security interests of Agent; liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers and with respect to which adequate reserves have been set aside on its books; non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrowers' business to the extent: such liens secure indebtedness which is not overdue or such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrowers as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money liens, security interests and the interests of lessee under capital leases to finance the acquisition of capital assets and improvements; (f) liens on investments permitted under Section 9.10 of this Agreement to secure margin calls by any major commodities exchange for contracts traded with such exchange that constitute Product Hedging Obligations entered into in compliance with both Section 9.9(d) hereof and the Trading Policy; and
(g) liens and encumbrances in existence on the date hereof.

9.9 Indebtedness. Borrowers shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

            (a) Borrowers may incur indebtedness consisting of: (i) the Obligations; (ii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which a Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Borrower, and with respect to which adequate reserves have been set aside on its books; (iii) purchase money indebtedness (including capital leases) outstanding at any time, not to exceed $16,500,000; (iv) indebtedness for Product Hedging Obligations incurred for hedging purposes (and not speculation) in order to protect Borrowers against reasonably anticipated fluctuations in the prices applicable to existing or reasonably anticipated requirements of crude oil, other feedstocks, retail petroleum products, or additives thereto or components thereof or existing or reasonably anticipated requirements for energy supplies; (v) the indebtedness shown on SCHEDULE 9.9, and (vi) replacements or refinancings of existing indebtedness and refinancings of indebtedness incurred under Section 9.9(b).

             (b) In addition to the indebtedness permitted by Subsection 9.9(a) above, Borrowers may incur additional indebtedness, provided the Net Fixed Charge Coverage Ratio for Borrowers for the twelve-month period coinciding with the most recent four full fiscal quarters taken as one period (herein, the "Relevant Period") immediately preceding the incurrence of such indebtedness taken as one period (and after giving pro forma effect) to:

                 (i) the incurrence of such indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other indebtedness, as if such indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Relevant Period;

                 (ii) the incurrence, repayment or retirement of any other indebtedness by Borrowers since the first day of such Relevant Period as if such indebtedness was incurred, repaid or retired at the beginning of such Relevant Period (except that, in making such computation, the amount of indebtedness under this Agreement will be computed based upon the average daily balance of such indebtedness (including Letter of Credit Accommodations) during such Relevant Period or, if less, for the period commencing with the date hereof through the end of such Relevant Period); and

                 (iii) any acquisition or disposition by Crown and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of indebtedness, since the first day of such Relevant Period, as if such acquisition or disposition occurred at the beginning of such Relevant Period);

is at least equal to 2.0:1.0.

            (c) Borrowers may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof

            (d) Borrowers shall not, directly or indirectly as to any material indebtedness: (i) without prior notice to Agent, amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (ii) without the prior consent of Agent redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose;

            (e) Borrowers shall furnish to Agent all notices or demands in connection with such indebtedness either received by Borrowers or on their behalf, promptly after the receipt thereof, or sent by Borrowers or on their behalf, concurrently with the sending thereof, as the case may be.

9.10 Loans, Investments, Guarantees, Etc. No Borrower shall directly or indirectly, make any loans or advance money or property to any Person (except to another Borrower), or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase (except for the repurchase of such Borrower's own capital stock) the stock or indebtedness or all or a substantial part of the assets or property of any Person (except another Borrower), or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person (except another Borrower) or agree to do any of the foregoing, except: the endorsement of instruments for collection or deposit in the ordinary course of business; investments in (i) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition,
(ii) repurchase agreements with a term of not more than one year or less from the date of acquisition, (iii) repurchase agreements with a term of not more than 30 days and fully collateralized by securities described in (b) (i), (iv) commercial paper (or other instruments with a maturity of one year or less from the date of acquisition) of a domestic issuer rated at least A-2 by S&P or P-2 by Moody's, (v) eurodollar time deposits rated at least A-2 by S&P or P-2 by Moody's, (vi) municipal bonds or notes with maturities of one year or less from the date of acquisition rated A or better by S&P or Moody's or guaranteed by one or more banks rated at least A by S&P or Moody's, (vii) obligations of U.S. savings and loan and thrift institutions or commercial banks operating within the United States of America with maturities of one year or less, provided that such institutions have total assets of $500,000,000 or more at the time of investment and have a long-term rating of at least A by S&P or Moody's, (viii) participation in or notes evidencing loans with maturities of one year or less made by any bank to any corporation organized under the laws of the United States of America or any state thereof having a short-term rating of at least A-2 by S&P or P-2 by Moody's or a long-term rating of at least A by S&P or Moody's; (ix) shares in an open-end money market fund organized by a bank or financial institution with combined total assets of at least $500,000,000 investing solely in obligations permitted by the foregoing clauses (i) through
(viii) inclusive; (x) contributions made to Crown Central Petroleum Foundation, Inc. for charitable purposes not to exceed $500,000.00 per annum; and (xi) payments to Tiara for ordinary and customary business purposes.

9.11 Transactions with Affiliates. Borrowers shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, lender or other person affiliated with Borrowers, except in the ordinary course of and pursuant to the reasonable requirements of Borrowers' business and upon fair and reasonable terms no less favorable to the Borrowers than Borrowers would obtain in a comparable arm's length transaction with an unaffiliated person or make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrowers except reasonable compensation to officers, employees and directors for services rendered to Borrowers in the ordinary course of business.

       9.12 Minimum Net Adjusted Working Capital. Borrowers shall cause Adjusted Current Assets to exceed consolidated current liabilities by (a) $25,000,000 at the end of each quarter, commencing with the quarter ending December 31, 1998 through December 31, 1999, and (b) $35,000,000 at the end of each quarter thereafter.

       9.13 Minimum FIFO Tangible Net Worth. Borrowers shall cause FIFO Tangible Net Worth to be at least (a) $175,000,000 at the end of each quarter, beginning with the quarter ending December 31, 1998 through December 31, 1999, and (b) $180,000,000 at the end of each quarter thereafter.

       9.14 Costs and Expenses. Borrowers shall pay to Agent on demand all costs, expenses, (a) filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, without limitation: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's and Lender's customary charges and fees with respect thereto; charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; costs and expenses of preserving and protecting the Collateral; costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the rate of Six Hundred Fifty Dollars ($650.00) per person per day for Agent's examiners in the field and office; and the fees and disbursements of counsel (including legal assistants) to Agent or Lender in connection with any of the foregoing.

       9.15 Further Assurances. At the request of Agent at any time and from time to time, Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrowers representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Where permitted by law, Borrowers hereby authorize Agent to execute and file one or more UCC financing statements signed only by Agent.

       9.16 Year 2000 Compliance. Borrowers shall take all action necessary to assure that at all times the computer-based systems utilized by Borrowers will be able to effectively interpret, process and manipulate material data, including dates before, on and after December 31, 1999. At Agent's request, Borrowers shall from time to time provide to Agent assurance reasonably satisfactory to Agent that the computer-based systems utilized by Borrowers will be able to recognize and perform without error material functions involving dates before, on and after December 31, 1999.

       9.17 Conduct of Business. Borrowers shall comply in all material respects with the Trading Policy. Borrowers shall not amend the Trading Policy without the prior written notice to Agent.

SECTION 10.      EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

(a) Borrowers fail to pay any of the Obligations within ten (10) days after the same becomes due; or fail to perform or comply with any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements within thirty (30) days after Agent has given Borrowers notice of such event (except that there shall be no requirement of notice and shall be no cure period with respect to the provisions of Sections 9.1, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14).

(b) Any representation, warranty or statement of fact made by Borrowers to Agent and Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) Any judgment or judgments for the payment of money is rendered against any Borrowers in excess of $5,000,000 in the aggregate and shall not be effectively stayed or shall remain undischarged or unvacated thirty (30) days from the entry thereof;

(d) Without the prior consent of Agent, any Collateral Borrower dissolves or suspends or discontinues doing business;

(e) Any Collateral Borrower becomes Insolvent or makes an assignment for the benefit of creditors;

(f) A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or such Borrower shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(g) A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or for all or any part of its property;

(h) Any payment or monetary default by Crown or any Subsidiary under the Indenture; any default by Crown under the Processing Agreement; or any default under any other agreement, document or instrument relating to any indebtedness of any Borrower for borrowed money owing to any person other than Agent or Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agent or Lender, in any case in an amount in excess of $5,000,000, which default continues for more than the applicable cure period, if any, with respect thereto; or

(i) the indictment or threatened indictment of any Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of such Borrower.

10.2             Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrowers or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrowers of this Agreement or any of the other Financing Agreements. Agent may, at any time or times, proceed directly against Borrowers to collect the Obligations without prior recourse to the Collateral. All rights and remedies granted to or available to Agent under this Agreement or the other Financing Agreements are exercisable by Agent, for the benefit of Lender, whether or not expressly granted to or available to Agent.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent or Lender may, in its discretion and without limitation, accelerate the payment of all Obligations and demand immediate payment thereof to Agent (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), all Obligations shall automatically become immediately due and payable), with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, require Borrowers, at their expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent or Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, five (5) days prior notice by Agent to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrowers waive the posting of any bond which might otherwise be required.

(c) Agent or Lender may apply the cash proceeds of Collateral actually received by Agent or Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers shall remain liable to Agent and Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

(d) Without limiting the foregoing, upon the occurrence of an Event of Default, Agent may, at its option, without notice, cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrowers and/or terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrowers.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW

11.1      Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

(b) Borrowers and Agent irrevocably consent and submit to the non-exclusive jurisdiction of the State of New York and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent shall have the right to bring any action or proceeding against Borrowers or the Collateral in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrowers or the Collateral).

(c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon Borrowers in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrowers shall appear in answer to such process, failing which Borrowers shall be deemed in default and judgment may be entered by Agent against Borrowers for the amount of the claim and other relief requested.

(d) BORROWERS AND AGENT EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS AND AGENT HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS OR AGENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Lender shall not have any liability to Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and/or Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and/or Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

11.2 Waiver of Notices. Borrowers hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrowers which Agent may elect to give shall entitle Borrowers to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Agent, and as to amendments, as also signed by an authorized officer of Borrowers. Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4 Waiver of Counterclaims. Borrowers waive all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto, but reserve the right to bring a separate action or proceeding to assert, establish or enforce such claims or counterclaims.

11.5 Indemnification. Borrowers shall jointly and severally indemnify and hold Agent and Lender, and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which it is permitted to pay under applicable law in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

12.1             Term.

(a) This Agreement and the Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"). With respect to the initial Renewal Date, Agent may, at its option, offer to extend the term of this Agreement to December 10, 2002, by giving Borrowers notice of such offer at least ninety (90) days prior to the Renewal Date. If the Renewal Date is so extended by agreement of the parties, the term of this Agreement shall extend from year to year, subject to the right of Agent or Borrowers to terminate this Agreement effective on the anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice. Upon any termination of this Agreement all Financing Agreements shall be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Agent, for the account of Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 12:00 noon, New York time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrowers of their respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

(c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Agent, for the account of Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

              Amount                             Period
(i)    1.0% of the then Maximum Credit     From the date hereof to and including
                                           December 9, 1999
(ii)   .50% of the then Maximum Credit     From December 10, 1999 to and including
                                           December 9, 2000
(iii)  .25% of the then Maximum Credit     From December 10, 2000 to and including
                                           December 9, 2001


Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations. Notwithstanding the foregoing, Agent shall waive the above termination fee if
(a) Borrowers refinance the Credit Facilities under this Agreement with First Union after one (1) year from the date hereof or (b) any time after one (1) year from the date hereof, Borrowers refinance the Credit Facilities under this Agreement in any other manner ("Outside Financing") after having first provided First Union in good faith and with full disclosure an opportunity to extend such refinancing under terms substantially similar to the Outside Financing and First Union declines to extend such refinancing under terms substantially similar to the Outside Financing based on then prevailing market conditions and underwriting criteria.

12.2 Notices. All notices, requests and demands hereunder shall be in writing and made to Agent at its address set forth below and to Borrowers at the chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

If to Borrowers:          Crown Central Petroleum Corporation
                               One North Charles Street
                               Baltimore, MD 21201
                               Attn:  John E. Wheeler, Jr., Executive
                                      Vice President and Chief Financial Officer
                                    Facsimile:  (410) 659-4747

With copy to:             McGuire, Woods, Battle & Boothe, L.L.P.
                               The Army & Navy Club Building
                               Washington, DC  20006-4007
                               Attn:  Clive R.G. O'Grady, Esquire
                               Facsimile:  (202) 828-2980

If to Agent:                   Congress Financial Corporation (Southern)
                               200 Galleria Parkway, NW, Suite 1500
                               Atlanta, GA  30339
                               Attn:  Drew C. Stawin, Vice President
                               Facsimile:  (770) 956-8120

With copy to:             Blank Rome Comisky & McCauley LLP
                               36 South Charles Street, Suite 2401
                               Baltimore, MD  21201
                               Attn: Leslie J. Polt, Esquire
                               Facsimile: (410) 659-1414

12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.4 Successors. This Agreement, the Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lender, Borrowers and their respective successors and assigns, except that Borrowers may not assign its rights under this Agreement, the Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent. Each Lender may, upon giving forty-five (45) days' advance notice to Borrowers, assign its rights and delegate its obligations under this Agreement and the Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

12.5 Entire Agreement. This Agreement, the Financing Agreements, any supplements hereto or thereto, and any instru-ments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

SECTION 13. AGENT

       As between Agent, on one hand, and Lender, on the other hand, Agent and Lender agree as follows (with the consent and approval of Borrowers):

       13.1 Appointment and Authorization. Lender hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letter of Credit Accommodations, this Agreement, the Financing Agreements and all related documents in accordance with its usual banking practices. Except as otherwise expressly provided herein, Borrowers are hereby authorized by Lender to deal solely with Agent in all transactions which affect Lender under this Agreement and the Financing Agreements. The rights, privileges and remedies accorded to Agent hereunder shall be exercised by Agent on behalf of Lender.

       13.2 General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. Subject to Section 13.6 of this Agreement, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission are caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent at the direction of Lender.

       13.3 Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

       13.4 Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Financing Agreements or any other instrument or document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

       13.5 Rights as a Lender. Agent shall have the same rights and powers hereunder as a Lender and may exercise the same as though it were not Agent. The term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity.

       13.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lender pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Financing Agreements. Agent shall incur no liability under or in respect of this Agreement and the Financing Agreements by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Agent and Lender that Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrowers, except as Agent in its sole discretion deems appropriate or as otherwise expressly required hereunder. The relationship between Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Agent a joint venturer with Lender, a trustee or fiduciary for Lender or for the holder of a participation therein nor impose on Agent duties and obligations other than those set forth herein.

       13.7 Collections and Disbursements.

            (a) Agent will have the right to collect and receive all payments of the Obligations, together with all fees, charges or other amounts due under this Agreement and the Financing Agreements, and Agent will remit to Lender all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established by Agent from time to time.

            (b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Financing Agreements, Lender will, upon written notice from Agent, promptly pay over to Agent the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

            (c) All payments by Agent and Lender to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of Lender in the Revolving Credit and the Letter of Credit Accommodations, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by Lender at reasonable times during normal business hours, at Lender's sole expense.

       13.8 Indemnification. Lender hereby indemnifies Agent (and any issuer with respect to letters of credit) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or issuer, as the case may be) in any way relating to or arising out of this Agreement or any other Financing Agreements or any action taken or omitted by Agent (or issuer, as the case may be) under or related to this Agreement or the Loans, provided that Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's (or issuer's, as the case may be) gross negligence or willful misconduct. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by Lender by virtue of this paragraph.

       13.9 Expenses. (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrowers, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination, work-out, forbearance and enforcement of the Obligations (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent's and Lender's rights and interest under the Financing Agreements) shall be shared and paid on demand by Lender; (b) Agent may deduct from payments or distributions to be made to Lender such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

       13.10No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Financing Agreements solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrowers. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, any Obligor or any Account debtor of Borrowers; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrowers; or for sufficiency, authenticity, legal effect, validity or enforceability of the Financing Agreements. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrowers under the Financing Agreements.

       13.11Reporting. During the term of this Agreement, and subject to Section 9.6, Agent will promptly furnish each Lender with copies of all financial statements of Borrowers to be delivered or obtained hereunder and such other financial statements and reports as Lender may reasonably request. Agent will immediately notify Lender when it receives actual knowledge of any Event of Default under the Financing Agreements.

        13.12 Removal of Agent. Agent may resign at any time upon giving forty-five (45) days prior written notice thereof to Lender and Borrowers. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) willful misconduct in the performance of Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Lender may appoint a successor agent. Upon the acceptance of the appointment as a successor agent hereunder by such successor agent, such successor agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

       13.13Action on Instructions of Lender. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lender, Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lender. Such instructions and any action taken or failure to act pursuant thereto shall be binding on Lender.

       13.14Consent of Lender.

            (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Financing Agreements, including without limitation, the right to exercise all rights, remedies, privileges and options under the Financing Agreements, and including without limitation the credit judgment with respect to the making of advances and the determination as to the basis on which and extent to which advances may be made.

            (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior consent of Lender:
(i) extend the Renewal Date, (ii) except as contemplated under this Agreement, reduce any interest rate applicable to the Revolving Credit any fee payable hereunder or any fee for any letter of credit, (iii) increase the Maximum Credit, (iv) compromise or settle all or a portion of the Obligations, (v) release any Obligor from the Obligations except in connection with termination of the Revolving Credit and full payment and satisfaction of all Obligations,
(vi) amend this Section 13.14(b), (vii) enter into any written amendment to any of the Financing Agreements; (viii) waive any Borrower's compliance with the terms and conditions of the Financing Agreements or any Event of Default hereunder or thereunder, or (ix) consent to any Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the Financing Agreements.

            (c) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with Lender, and, unless otherwise directed by the Lender, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Financing Agreements and actions, including, without limitation, instituting and pursuing all legal actions brought against Borrowers or to collect the Obligations, or defending any and all actions brought by Borrowers or other Person; or incurring expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

            (d) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) days of Lender's receipt of such request, Lender shall be deemed to have given its consent thereto.


       IN WITNESS WHEREOF, Agent and Borrowers have caused these presents to be duly executed as of the day and year first above written.

ADDRESS:                            CONGRESS FINANCIAL CORPORATION,
                                    as Administrative Agent for Lenders

1133 Avenue of the Americas         By: /s/---Michael J. Nieberding
New York, NY  10036                 Michael J. Nieberding, Vice President

                       CROWN CENTRAL PETROLEUM CORPORATION

                                By: /s/---John E. Wheeler, Jr.
One North Charles Street        John E. Wheeler, Jr., Executive Vice President
Baltimore, MD  21201            and Chief Financial Officer

                                    CONTINENTAL AMERICAN CORPORATION

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr., President

                        CROWN CENTRAL HOLDING CORPORATION

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr., President

                                    CROWN CENTRAL PIPE LINE COMPANY

4747 Bellaire Blvd.            By: /s/---John E. Wheeler, Jr.
Bellaire, TX  77401                 John E. Wheeler, Jr., Vice President

                       CROWN-RANCHO PIPE LINE CORPORATION

4747 Bellaire Blvd.            By: /s/---John E. Wheeler, Jr.
Bellaire, TX  77401                 John E. Wheeler, Jr., Vice President

                                    CROWN STATIONS, INC

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr., Vice President




                                    F Z CORPORATION

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr., Vice President

                                    FAST FARE, INC.

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr., Vice President

                                    LA GLORIA OIL AND GAS COMPANY

4747 Bellaire Blvd.            By: /s/--- John E. Wheeler, Jr.
Bellaire, TX  77401                 John E. Wheeler, Jr., Vice President

                                    LOCOT, INC.

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr., President

                                    MCMURREY PIPE LINE COMPANY

4747 Bellaire Blvd.            By: /s/---John E. Wheeler, Jr.
Bellaire, TX  77401                 John E. Wheeler, Jr., President

                               MOLLIE'S PROPERTIES, INC.
                               (f/k/a TIARA PROPERTIES, INC.)

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr., Vice President

                               CROWNCEN INTERNATIONAL N.V.

One North Charles Street       By: /s/---John E. Wheeler, Jr.
Baltimore, MD  21201           John E. Wheeler, Jr.

                                   Schedule 1


                           Loan and Security Agreement

                               PRICING GRID TABLE*




Net Fixed Charge Coverage Ratio:    <1         1 to 2      2 to 3      3 to 4     >4
------------------------------------------------------------------------------------
Base Rate Loans                     .75%       .50%        .25%        .00%      .00%
Libor Rate Loans                    3.75%      3.25%       2.75%       2.25%     2.0%
Letter of Credit Fee                2.5%       2.25%       2.0%        1.75%     1.5%


*expressed as annual rates.